Issuer Free Writing Prospectus, dated March 26, 2020
Filed Pursuant to Rule 433 under the Securities Act of 1933, as amended
Supplementing the Preliminary Prospectus Supplement, dated March 26, 2020
Registration No. 333-230719

AutoZone, Inc.
Final Term Sheet

Dated: March 26, 2020

Issuer:	AutoZone, Inc.
Trade Date:	March 26, 2020
Settlement Date:	March 30, 2020 (T+2)
Securities	$500,000,000 3.625% Senior Notes due 2025 (the “2025 Notes”)	$750,000,000 4.000% Senior Notes due 2030 (the “2030 Notes”)
Principal Amount:	$500,000,000	$750,000,000
Maturity:	April 15, 2025	April 15, 2030
Interest Payment Dates:	April 15 and October 15 of each year, commencing on October 15, 2020	April 15 and October 15 of each year, commencing on October 15, 2020
Benchmark Treasury:	UST 1.125% due February 28, 2025	UST 1.500% due February 15, 2030
Benchmark Treasury Price / Yield:	103-10 / 0.444%	106-18 / 0.808%
Spread to Benchmark Treasury:	+320 basis points	+320 basis points
Yield to Maturity:	3.644%	4.008%
Coupon (Interest Rate):	3.625%	4.000%
Price to Public:	99.912%	99.933%
Optional Redemption Provision:
The 2025 Notes will be redeemable at our option at any time in whole or in part. If the 2025 Notes are redeemed before March 15, 2025 (1 month prior to the maturity date of the 2025 Notes) (the “2025 Par Call Date”), the redemption price will equal the greater of (i) 100% of the principal amount of the 2025 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2025 Notes to be redeemed that would have been due if the 2025 Notes matured on the 2025 Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted at the Adjusted Treasury Rate (as defined in the Preliminary Prospectus Supplement), plus 50 basis points, plus accrued and unpaid interest thereon, if any, to, but excluding the date of redemption. If the 2025 Notes are redeemed on or after the 2025 Par Call Date, the redemption price for the 2025 Notes will equal 100% of the principal amount of the 2025 Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding the date of redemption.

The 2030 Notes will be redeemable at our option at any time in whole or in part. If the 2030 Notes are redeemed before January 15, 2030 (3 months prior to the maturity date of the 2030 Notes) (the “2030 Par Call Date”), the redemption price will equal the greater of (i) 100% of the principal amount of the 2030 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2030 Notes to be redeemed that would have been due if the 2030 Notes matured on the 2030 Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted at the Adjusted Treasury Rate (as defined in the Preliminary Prospectus Supplement), plus 50 basis points, plus accrued and unpaid interest thereon, if any, to, but excluding the date of redemption. If the 2030 Notes are redeemed on or after the 2030 Par Call Date, the redemption price for the 2030 Notes will equal 100% of the principal amount of the 2030 Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding the date of redemption.

Change of Control:
The occurrence of a Change of Control Triggering Event (as defined in the Preliminary Prospectus Supplement) will require AutoZone, Inc., to repurchase the 2025 Notes for cash at a price equal to 101% of the principal amount together with accrued and unpaid interest, if any, to the date of repurchase.

The occurrence of a Change of Control Triggering Event (as defined in the Preliminary Prospectus Supplement) will require AutoZone, Inc., to repurchase the 2030 Notes for cash at a price equal to 101% of the principal amount together with accrued and unpaid interest, if any, to the date of repurchase.

CUSIP/ISIN:	053332 AY8 / US053332AY81	053332 AZ5 / US053332AZ56
Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc. Mizuho Securities USA LLC PNC Capital Markets LLC

The issuer has filed a registration statement (including a preliminary prospectus supplement and prospectus) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you invest, you should read the preliminary prospectus supplement and prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling, BofA Securities, Inc. toll free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533, SunTrust Robinson Humphrey, Inc. toll free at 1-800-685-4786 or U.S. Bancorp Investments, Inc. toll free at 1-877-558-2607.